Ex. 10.36

SECOND AMENDMENT TO THE

METASOLV, INC.

EMPLOYEE STOCK PURCHASE PLAN

THIS SECOND AMENDMENT is effective as set forth below and is made by the Board of Directors and approved by the stockholders of MetaSolv, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has previously established the MetaSolv, Inc. Employee Stock Purchase Plan (the “Plan”), effective August 24, 1999, for the benefit of eligible employees;

WHEREAS, the Board of Directors of the Company (the “Board”) authorized the submission of the following amendment of the Plan to the stockholders of the Company for their approval, to increase by 2,500,000 shares the aggregate number of authorized shares available for purchase under the Plan;

WHEREAS, the stockholders of the Company on May 10, 2005 have approved the following amendment of the Plan, to increase by 2,500,000 shares the aggregate number of authorized shares available for purchase under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 5(a) of the Plan is hereby amended effective May 10, 2005 to read as follows:

(a) The Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, shares acquired on the open market, and/or shares originally issued for such purpose. The aggregate number of shares of Common Stock that shall be made available for purchase under the Plan from its date of inception shall not exceed four million nine hundred forty thousand three hundred thirty two (4,940,332) shares (subject to adjustment upon changes in capitalization of the Company as provided in subparagraph (b) below). In the event any purchase right granted under the Plan expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto will again be available for purchase by Employees upon the exercise of purchase rights. If the total number of shares that otherwise would have been acquired under the Plan on any Purchase Date exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable. In such event, the payroll deductions to be made pursuant to the Participants’ authorizations shall be reduced accordingly, or refunded to the Participants, as the case may be, and the Company shall give written notice of such reduction or refund to each affected Participant.

NOW, THEREFORE, be it further provided that, except as stated above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, this Second Amendment has been executed by a duly authorized officer of the Company as of May 10, 2005.

METASOLV, INC.

By:	/s/ Jonathan K. Hustis
Jonathan K. Hustis
Executive Vice President Legal

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